Contacts:
Cris Larson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8505	360-668-3701
cris.larson@pdl.com	jennifer@cwcomm.org

U.S.  Patent and Trademark Office Terminates Interference Proceeding
in Favor of PDL BioPharma, Inc.

INCLINE VILLAGE, NV, December 20, 2010 — PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that on December 15, 2010, the U.S. Patent and Trademark Office (the PTO) terminated its interference proceeding between certain claims of the Company’s Queen et al., U.S. Patent No. 5,585,089, (the ‘089 Patent) and certain pending claims of Adair et al., U.S. Application No. 08/846,658, (the ‘658 Application) in favor of the Company’s ‘089 Patent.  The PTO held that the involved claims in the ‘658 Application, are not patentable. UCB Pharma S.A. is the assignee of the ‘658 Application.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed by leading pharmaceutical and biotechnology companies today based on patents which expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

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